Exhibit 5.1

October 14, 2021

Paltalk, Inc.

30 Jericho Executive Plaza, Suite 400E

Jericho, NY 11753

Ladies and Gentlemen:

We have acted as counsel to Paltalk, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s prospectus supplement, dated October 14, 2021 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (Registration No. 333-260063), filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 5, 2021, as thereafter declared effective on October 14, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the issuance and sale by the Company of an aggregate of 1,350,000 shares (the “Firm Shares”) of common stock, par value $0.001 per share (“Common Stock”), pursuant to that certain Underwriting Agreement, dated October 14, 2021 (the “Underwriting Agreement”), by and between the Company and the underwriters named therein (the “Underwriters”), at an offering price to the public of $7.50 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 45-day option to purchase up to an additional 202,500 shares of Common Stock at the same offering price to the public, less underwriting discounts and commissions (the “Option Shares,” and collectively with the Firm Shares, the “Shares”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and By-Laws of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated October 5, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Underwriting Agreement; (vi) the specimen Common Stock certificate of the Company; (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

The opinion expressed herein is limited to the Delaware General Corporation Law. We have not considered, and express no opinion, as to the laws of any other state or jurisdiction.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP